Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the iShares® Ethereum Trust ETF due July 3, 2028

Term Sheet to Preliminary Pricing Supplement dated June 25, 2026

Summary of Terms

Issuer:	Bank of Montreal
Market Measure:	iShares® Ethereum Trust ETF (the “Underlier”)
Pricing Date*:	June 26, 2026
Issue Date*:	July 1, 2026
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payments:	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment,” will be calculated per security as follows: ($1,000 × coupon rate)/12
Coupon Payment Dates*:	Monthly, on the 1st day of each month, commencing August 2026 to and including June 2028, and on the stated maturity date, unless automatically called
Coupon Rate:	At least 10.60% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the Underlier on any call date is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment
Call Dates*:	Monthly, on the third scheduled business day prior to each coupon payment date scheduled to occur from December 2026 to June 2028
Call Settlement Date:	Three business days after the applicable call date
Final Calculation Day*:	June 28, 2028
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

•    if the ending value is greater than or equal to the threshold value, a cash payment in U.S. dollars equal to $1,000; or

•    if the ending value is less than the threshold value, a number of shares of the Underlier equal to the share delivery amount

Stated Maturity Date*:	July 3, 2028
Share Delivery Amount:	A number of shares of the Underlier equal to the product of (i) the face amount divided by the threshold value and (ii) the adjustment factor, rounded to five decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment for certain events relating to the Underlier. We will pay cash in lieu of delivering any fractional shares of the Underlier in an amount equal to that fraction multiplied by the ending value
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the final calculation day
Threshold Value:	60% of the starting value
Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and a distribution expense fee of up to 0.075%
CUSIP:	06370EHL5
Material Tax Consequences:	See the preliminary pricing supplement
*subject to change ** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)***

*** If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlier equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the above profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlier on the stated maturity date rather than the ending value and may be less than the amounts shown.

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will receive a number of shares of the Underlier at maturity that is expected to be worth less than the face amount of the securities and may be worthless. The actual value of the shares you receive at maturity will depend on the closing value of the Underlier on the stated maturity date, which may be lower than its value on the final calculation day.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of the Underlier, but you will have downside exposure to the Underlier if the ending value is less than the threshold value.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $947.40 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $900.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926007711/x623261fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	You Will Be Exposed To The Decline In The Underlier If The Ending Value Is Less Than The Threshold Value, But You Will Not Participate In Any Positive Performance Of The Underlier.

•	Higher Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

•	The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underlier.

o	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

o	Changes That Affect The Underlier May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

o	There Are Risks Associated With The Underlier.

o	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

•	The Securities Are Subject To Risks Relating To Ether And The Cryptocurrency Markets.

•	The Performance And Market Value Of The Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Ether Or Its Net Asset Value Per Share.

•	The Underlier Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

•	The Calculation Agent May Accelerate The Securities Upon The Occurrence Of Certain Events Related To The Underlier.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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